MID-ATLANTIC CENTERS LIMITED PARTNERSHIP

        FIRST AMENDMENT TO THIRD AMENDED AND RESTATED
                AGREEMENT OF LIMITED PARTNERSHIP


     THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of March 4, 1999 and effective as of January 1, 1998, is by and among REALTY CAPITAL IV LIMITED PARTNERSHIP, a Maryland limited partnership, and FW REALTY LIMITED PARTNERSHIP, a District of Columbia limited partnership, as General Partners, and LM UNIT TRUST, INC., a Maryland corporation, as the Assignor Limited Partner.

     WHEREAS, the General Partners and the Assignor Limited Partner formed the Mid-Atlantic Centers Limited Partnership (the "Partnership"), by executing the Certificate of Limited Partnership dated December 16, 1986, which was amended and restated as the Amended and Restated Agreement and Certificate of Limited Partnership on December 24, 1986 and, subsequently, as the Second Amended and Restated Agreement and Certificate of Limited partnership on February 26, 1987 and Third Amended and Restated Agreement and Certificate of Limited Partnership as of March 1987 (the "Partnership Agreement"); and

     WHEREAS, the purposes of this Amendment are (i) to amend the provisions of Article IV in order to cause the allocation provisions to comply with the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"), while allowing the distribution provisions to accurately reflect the agreement between the General Partners and the Investors concerning the priority for distributions in liquidation of the Partnership and (ii) to continue the Partnership as currently existing without any other changes in the Partnership Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties hereto, and other good and valuable consideration, the parties agree as follows:

  1.  A new Section 4.7.M is hereby added to the Partnership
Agreement which provides as follows:

  M. The General Partners, through a charge to their respective Capital Accounts, hereby agree to bear an amount of the Partnership's operating expenses and losses equal to the positive balance in their respective Capital Accounts determined before any distributions are made to the General Partners. Notwithstanding any other provision of the Partnership Agreement,
      (i) with respect to 1998, there shall be allocated to the General Partners the amount of Net Loss from Operations, or if insufficient, operating expenses, which shall cause the aggregate positive balance in the General Partners' Capital Accounts at December 31, 1998 to equal the estimated Loss from a Sale or Refinancing and Net Loss from Operations which will be allocable to the General Partners in 1999 under the general allocation provisions of the Partnership Agreement, (ii) with respect to 1999, if the actual loss and operating expenses allocable to the General Partners under the general allocation provisions of the Partnership Agreement for 1999 do not cause the General Partners' Capital Accounts to have a zero balance when the Partnership disposes of all of its assets and liquidates, then there shall be allocated to the General Partners an additional amount of Net Loss from Operations and Loss from a Sale or Refinancing, or if insufficient, operating expenses, which shall cause the General Partners' Capital Accounts to have a zero balance, and (iii) all remaining items of income, gain, loss, deduction and credit for 1998 and 1999, as applicable, shall be allocated to the Investors so that their respective Capital Account balances are equalized on a per Unit basis.

  2. Capitalized terms used in this First Amendment which are not defined herein shall have the meaning given them in the Partnership Agreement.

  3. Except as amended hereby, the Partnership Agreement shall remain unchanged.

  4. This Amendment may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart. Any counterpart hereof signed by the party against whom enforcement of this Amendment is sought shall be admissible into evidence as an original hereof to prove the contents hereof.

     IN WITNESS WHEREOF, the undersigned have executed this First
Amendment effective as of the date first above written.

                             GENERAL PARTNERS:

                             REALTY CAPITAL IV LIMITED
                                PARTNERSHIP

WITNESS:                     By: LMRC IV, INC., General Partner

/s/ Margaret M. Pasquarella     /s/ Richard J. Himelfarb
---------------------------  By:-------------------------------
                                Name:  Richard J. Himelfarb
                                Title: President


                             FW REALTY LIMITED PARTNERSHIP
                             By: FW CORPORATION, General Partner

/s/ Jeffrey S. Distenfeld       /s/ Stuart D. Halpert
---------------------------  By:--------------------------------
                                Name:  Stuart D. Halpert
                                Title: Vice President


                             ASSIGNOR LIMITED PARTNER:

                             LM UNIT TRUST, INC.

/s/ Margaret M. Pasquarella     /s/Gerard F. Petrik, Jr.
---------------------------  By:--------------------------------
                                Name:  Gerard F. Petrik, Jr.
                                Title: President